Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement on amendment 1 of Form S-1 of our report dated April 2, 2018, relating to the consolidated financial statements of Innovus Pharmaceuticals, Inc., as of December 31, 2017 and 2016 and for each of the two years in the period ended December 31, 2017, which are incorporated by reference in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ Hall & Company

Hall & Company Certified Public Accountants & Consultants, Inc.

Irvine, CA

February 8, 2019